Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 21, 2025, with respect to the consolidated financial statements of Aura Minerals Inc., included herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG Auditores Independentes Ltda.
KPMG Auditores Independentes Ltda.

Rio de Janeiro, Brazil
July 7, 2025